Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

April 23, 2010

The Board of Directors
Prudential Investment Portfolios 3
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:           Prudential Jennison Market Neutral Fund (the “Fund”)

To the Board of Directors:

The Manager has contractually agreed, through June 30, 2011, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, dividend and other expenses related to short sales, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.60% of the Fund's average daily net assets.  Separately, the Manager has contractually agreed through June 30, 2011 to limit the Fund's Class A distribution and service (12b-1) fees to 0.25% of the Fund's Class A average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:           /s/Scott E. Benjamin
Name:           Scott E. Benjamin
Title:           Executive Vice President